Exhibit 10.1

TOLLING AND STANDSTILL AGREEMENT

THIS TOLLING AND STANDSTILL AGREEMENT (this “Agreement”) is made and entered into by Overstock.com, Inc. (“Overstock”) and the Overstock.com, Inc. Employee Benefits Committee (the “Committee”), on behalf of the Overstock.com, Inc. 401(k) Plan (the “Plan”), on and to be effective as of August 31, 2009.

WHEREAS, Overstock has determined that it may have issued more shares of its common stock (“Common Stock”) to the Plan for the benefit of Plan participants than have been registered with the Securities and Exchange Commission for issuance to or in connection with the Plan; and

WHEREAS, Overstock desires to make a rescission offer to affected participants in the Plan who acquired shares of Overstock Common Stock between July 1, 2008 and June 30, 2009 but has determined that it is unable to do so at the present time; and

WHEREAS, the Committee serves as the Administrator of the Plan, and is authorized to take such actions with respect to the Plan as may be deemed necessary or appropriate by the Committee; and

WHEREAS, the Committee, on behalf of the Plan, and Overstock (the “Parties”) desire to protect any rights of the Plan or its participants that may exist at June 30, 2009 by ensuring that any such rights are not prejudiced due to any Time-Related Defenses (as defined in paragraph 6(b)) that may be asserted as to any Claims (as defined in paragraph 6(a));

NOW THEREFORE, the Parties agree as follows:

1. Period of Forbearance. Except as otherwise agreed by the Parties, the Plan and the Committee shall forbear and postpone the filing, commencement, and prosecution of Claims, if any, against Overstock for the period of time (the “Period of Forbearance”) commencing on the date hereof and continuing until the earlier of (a) the termination of the Period of Forbearance pursuant to paragraph 2, or (b) the completion of any rescission offer process that may be implemented by Overstock relating to any Overstock Common Stock acquired by the Plan. Nothing in this Agreement shall require Overstock to make any such rescission offer, and nothing in this Agreement shall preclude any Party from initiating Claims or other legal action against the other Party after the termination of the Period of Forbearance pursuant to paragraph 2.

2. Termination. Any Party shall have the right, effective on the 10th calendar day after delivery of written notice to the other Party, to terminate the Period of Forbearance.

3. Tolling Period. During the Period of Forbearance, all Time-Related Defenses will be tolled for Claims against Overstock. This Agreement does not constitute, and shall not be interpreted as, an admission by any Party that any Claims are in existence or, if made, would be valid; that any Claims have or have not yet accrued; that, but for the Agreement, any Claims would or would not be barred by any Time-Related Defense; or that the Committee has (or has assumed) any obligations to such participants or beneficiaries regarding Claims that such participants or beneficiaries may have. This Agreement shall have no effect on any Time-Related Defense already existing prior to June 30, 2009 and, other than that the days covered by the Period of Forbearance shall not count toward the accrual of any Time-Related Defense, it shall have no effect on any Time-Related Defense upon the termination of the Period of Forbearance.

4. The current and former participants and beneficiaries of the Plan are express, intended third party beneficiaries of the tolling of Time-Related Defenses under this Agreement. Overstock acknowledges the adequacy of the consideration for the tolling of the Time-Related Defenses as to the Plan and any such participants and beneficiaries of the Plan, and Overstock agrees not to assert any defense of lack of or insufficiency of such consideration.

5. Notice. Notice, when required by this Agreement, shall be effective upon receipt. Notice shall be given in writing and delivered personally or sent by Certified U.S. Mail Return Receipt Requested, by overnight delivery service, or by both facsimile and overnight delivery service, addressed as follows:

(a)  If to the Plan or the Committee:

Overstock.com, Inc. Employee Benefits Committee

c/o Stephen J. Chesnut

Overstock.com, Inc.

6350 South 3000 East

Salt Lake City, Utah  84121

(b)  If to Overstock:

Overstock.com, Inc.

6350 South 3000 East

Salt Lake City, Utah  84121

Attention:  General Counsel

6. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Claim” or “Claims” means any action, arbitration, claim, crossclaim, counterclaim, third-party claim, or other legal right or remedy, including any right of rescission, based on Section 5 of the Securities Act of 1933, arising out of or related to the acquisition by the Plan or any participant in the Plan of unregistered shares of Overstock Common Stock between July 1, 2008 and June 30, 2009, if any, brought by or on behalf of the Plan or by any current or former Plan participant or beneficiary in connection with contributions to the Plan or the investment of Plan accounts;

(b) “Time-Related Defense” or “Time-Related Defenses” means all defenses, whether by statute, common law, or equity, based or partially based on the passage of time or on a conditioning of rights based on the time of assertion, knowledge, or notice, and includes all statutes of limitations and statutes of repose as well as all time-related equitable defenses, such as laches.

7. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the undersigned Parties and their respective officers, agents, employees, attorneys, directors, subsidiaries, affiliates, parent companies, heirs, executors, administrators, representatives, successors, and assigns.

(b) Choice of Law. This Agreement shall be interpreted and construed under the laws of the State of Utah, other than its laws with respect to choice of law, and except as preempted by federal law.

(c) Authority. Each signatory hereto represents and warrants that he or she is authorized to execute this Agreement.

(d) Entire Agreement. This Agreement represents the entire agreement of the Parties hereto relating to the subject matter hereof.

(e) Modifications. No modification of this Agreement shall be made except in writing and signed by the Parties.

(f) Counterparts. This Agreement and any amendment or modification may be executed in separate counterparts that together constitute one instrument.

Executed on the date first written above.

OVERSTOCK.COM, INC.
By:	/s/ Patrick M. Byrne
Name:	Patrick M. Byrne
Title:	Chief Executive Officer

OVERSTOCK.COM. INC. 401(K) PLAN
By: Overstock.com, Inc. Employee Benefits Committee

By:	/s/ Jonathan E. Johnson III
Jonathan E. Johnson III
Committee Member